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                            CVO GREATER CHINA FUND
                            CLASS I
                            EXHIBIT 16
                            TOTAL RETURN


AGGREGATE ANNUAL RETURNS

T = (ERV/P) - 1

WHERE:        T =    TOTAL RETURN


              ERV =  REDEEMABLE VALUE AT THE END
                     OF THE PERIOD OF A HYPOTHETICAL
                     $1,000 INVESTMENT MADE AT THE
                     BEGINNING OF THE PERIOD.

              P =    A HYPOTHETICAL INITIAL INVESTMENT OF $1,000.


EXAMPLE:

    SINCE INCEPTION:    (11/19/96 TO   04/30/97):
                        (1,013.00 /1,000) - 1 =       1.30%
    YEAR TO DATE:       (12/31/96 TO   04/30/97:
                        (1,005.00 /1,000) - 1 =       0.50%
    QUARTERLY:          (01/30/97 TO   04/30/97):
                        (1,004.00 /1,000) - 1 =       0.40%
    MONTHLY:            (04/02/97 TO   04/30/97:
                        (1,030.50 /1,000) - 1 =       3.05%